FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Advisor Series II

Series Number	7
Fund	Fidelity Advisor Municipal Income Fund
Trade Date	8/03/12
Settle Date	8/23/12
Security Name	TRIBOROUGH BD & TNL AU 5 11/23
CUSIP	89602NZE7
Price	124.892
Transaction Value	$1,248,920
Class Size	$431,120,000
% of Offering	0.232%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	M.R. Beal & Company
Underwriting Members: (4)	Piper Jaffray & Co.
Underwriting Members: (5)	BofA Merrill Lynch
Underwriting Members: (6)	Barclays
Underwriting Members: (7)	J.P. Morgan
Underwriting Members: (8)	Jefferies
Underwriting Members: (9)	Morgan Stanley
Underwriting Members: (10)	Ramirez & Co., Inc
Underwriting Members: (11)	Siebert Brandford Shank & Co.,LLC
Underwriting Members: (12)	Wells Fargo Bank, N.A.
Underwriting Members: (13)	BB&T Capital Markets
Underwriting Members: (14)	Duncan-Williams Inc.
Underwriting Members: (15)	Edward D. Jones & Co., L.P.
Underwriting Members: (16)	Fidelity Capital Markets
Underwriting Members: (17)	FirstSouthwest
Underwriting Members: (18)	Loop Capital Markets LLC
Underwriting Members: (19)	Raymond James Morgan Keegan
Underwriting Members: (20)	RBC Capital Markets
Underwriting Members: (21)	Rice Financial Products Company
Underwriting Members: (22)	Roosevelt and Cross Incorprated
Underwriting Members: (23)	Stifel, Nicolaus & Company, incorporated
Underwriting Members: (24)	TD Securities (USA) LLC